UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2019

Starwood Property Trust, Inc.

(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STWD	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.

On June 5, 2019, Starwood Property Mortgage Sub-22, L.L.C. (“SPM Sub-22”), Starwood Property Mortgage Sub-22-A, L.L.C. (“SPM Sub-22-A”) and Starwood Mortgage Funding II LLC (“SMF II”; and together with SPM Sub-22 and SPM Sub-22-A, collectively, “Seller”), each an indirect wholly-owned subsidiary of Starwood Property Trust, Inc. (the “Company”), entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Barclays Bank PLC (“Purchaser”).  The Repurchase Agreement will be used to finance the acquisition or origination by Seller of eligible loans as more particularly described in the Repurchase Agreement.  The Repurchase Agreement provides for asset purchases by the Purchaser of up to $700 million (the “Facility”).  Seller may request temporary increases of the maximum amount of the Facility of up to $950 million for the financing of one or more purchased assets intended to be included in securitization transactions.

Advances under the Repurchase Agreement accrue interest at a per annum pricing rate equal to 30 or 90 day LIBOR or 90 day EURIBOR, as applicable, plus a specified margin as set forth in the transaction documents or as agreed upon by Purchaser and Seller for each transaction. During the existence of an event of default, interest accrues at a rate which is equal to the applicable pricing rate in effect on such date plus 5.0%.  The maturity date of the Facility is June 4, 2022, subject to one (1) year extension options which may be exercised by Seller upon the satisfaction of certain conditions.

In connection with the Repurchase Agreement, the Company provided a Guaranty (the “Guaranty”), under which the Company guarantees the obligations of Seller under the Repurchase Agreement up to a maximum liability of 25% of the then currently outstanding Repurchase Price of all purchased assets.

The Repurchase Agreement and the Guaranty contain various affirmative and negative covenants including the following financial covenants applicable to the Company:

(i) ratio of EBITDA to interest expense for any calendar quarter shall not be less than 1.4 to 1.0;

(ii) ratio of total indebtedness to total assets shall not be greater than .8 to 1.0;

(iii) cash liquidity shall not be less than $50 million and total liquidity shall not be less than $150 million;

(iv) tangible net worth shall not be less than the sum of (x) $3,143,243,000, plus (y) seventy-five percent (75%) of the aggregate net cash proceeds (net of underwriting discounts and commissions, and other out-of-pocket expenses incurred by the Company in connection with such issuance or sale) received by the Company from any issuance or sale of capital stock (other than capital stock constituting convertible debt securities) occurring after June 5, 2019; and

(v) ratio of EBITDA to fixed charges shall not be less than 1.5 to 1.0.

The foregoing summary of the Repurchase Agreement and the transactions contemplated thereby does not purport to be a complete description and is qualified in its entirety by reference to the terms and conditions of the Repurchase Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2019.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Repurchase Agreement set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD PROPERTY TRUST, INC.

Dated: June 10, 2019	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel